EXHIBIT 99.1

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE:      Wednesday, Mar. 3, 2004

AMERICA WEST REPORTS RECORD FEBRUARY TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of February and year-to-date 2004. Revenue passenger miles (RPMs) for February 2004 were a record 1.7 billion, an increase of 12.7 percent from February 2003. Capacity for February 2004 was a record 2.3 billion available seat miles (ASMs), up 11.1 percent from February 2003. The passenger load factor for the month of February was a record 71.8 percent versus 70.8 percent in February 2003.

     “Although our year-over-year unit revenues were slightly down, we continue to post record load factors and experience demand growth that surpasses our capacity growth,” said Scott Kirby, executive vice president, marketing and sales. “Monday we inaugurated our fourth point-to-point transcontinental route between San Francisco and Boston. We’re excited about this growth plan given the appeal of our simplified fare structure and the popularity of the new first class fare restructure that we recently put into place.” more/...

America West Airlines
Announces February 2004 Traffic / 2

     The following summarizes America West’s February and year-to-date traffic results for 2004 and 2003:

	Feb. 2004	Feb. 2003	% Change
Revenue Passenger Miles (000)	1,669,095	1,481,467	12.7
Available Seat Miles (000)	2,323,677	2,091,224	11.1
Load Factor (percent)	71.8	70.8	1.0 pts.
Enplanements	1,550,814	1,435,526	8.0

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	3,345,406	3,032,272	10.3
Available Seat Miles (000)	4,791,568	4,443,716	7.8
Load Factor (percent)	69.8	68.2	1.6 pts.
Enplanements	3,100,613	2,911,477	6.5

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-